Exhibit 10.17

PEOPLES NEIGHBORHOOD BANK DIRECTOR DEFERRED COMPENSATION PLAN
Effective April 15, 2011

Purpose

The purpose of this Peoples Neighborhood Bank Director Deferred Compensation Plan (the “Plan”) is to provide a deferred compensation opportunity to members of the Board of Directors of Peoples Neighborhood Bank. The Plan is intended to be unfunded for tax purposes and to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations or any other authoritative guidance issued thereunder.

Article 1

Definitions

Whenever used in this Plan, the following words and phrases shall have the meanings specified:

Bank means Peoples Neighborhood Bank, a Pennsylvania state-charted bank.

Benefit Election Form means the Form attached as Exhibit 2.

Change of Control means a change in ownership or effective control as further defined by Treasury Regulation §1.409A-3of Peoples Financial Services Corporation or the Bank.

Code means the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

Bank means Peoples Neighborhood Bank, and any successor.

Deferral Account means the Bank’s accounting of the Director’s accumulated Deferrals plus accrued interest.

Deferral Election Form means the Form attached as Exhibit 1.

Deferrals means the amount of the Director’s Fees which the Director elects to defer according to this Plan and pursuant to a Deferral Election Form.

Director means a member of the Board of Directors of the Bank.

Effective Date means April 15, 2011.

Fees mean the total cash compensation (including retainers and meeting fees) payable to a Director during a Plan Year.

Plan Year means the calendar year; provided, however, that the initial Plan Year shall be the period beginning on the Effective Date and ending December 31, 2011.

Section 409A means Code section 409A and the Treasury regulations or other authoritative guidance issued thereunder.

Termination of Service means that the Director ceases to be a member of the Bank’s Board of Directors for any reason whatsoever other than by reason of a leave of absence, which is approved by the Bank. Notwithstanding the preceding, a Termination of Service shall not include any event that does not qualify as a “Separation from Service” under Section 409A.

Article 2

Deferral Election

2.1           Timing of Election; Deferral Amount. A Director shall make a deferral election under the Plan by filing with the Bank a signed Deferral Election Form within the deadlines established by the Bank, provided that, except as provided below, in no event shall such an election be made after the last day of the Plan Year preceding the Plan Year in which the services giving rise to the Fees to be deferred are to be performed. A Director may elect to defer up to one hundred (100) percent of Fees expected to be earned during a Plan Year.

2.2   First Year of Eligibility. Notwithstanding Section 2.1, if and to the extent permitted by the Bank, in the case of the first Plan Year in which a Director becomes eligible to participate in the Plan, the Director may make a deferral election at times other than those permitted above, provided that such election is made no later than thirty (30) days after the date the Director becomes eligible to participate in the Plan. Such election will apply only with respect to Fees attributable to services performed after the date the election is made.

2.3           Election Changes. Subject to Section 4.3, a Director may not change his or her deferral election that is in effect for a Plan Year, unless permitted by the Bank in compliance with Section 409A.

2.4           Validity of Elections. The Bank reserves the right to determine the validity of all deferral elections made under the Plan in accordance with the requirements of applicable law, including Section 409A. If the Bank, in its sole discretion, determines that an election is not valid under applicable law, the Bank may treat the deferral election as null and void, and cause the Bank to pay Fees to the affected Director without regard to the Director’s deferral election. By way of example and not limitation, if the Bank determines that a deferral election should have been made at a time that is earlier than the time it is actually made (even if such election would otherwise comply with the terms of the Plan), the Bank will have the right to disregard such election and to have the Employer pay the Fees to the affected Director without regard to the Director’s deferral election.

Article 3
Deferral Account

3.1   Establishing and Crediting. The Bank shall establish a Deferral Account on its books for each participating Director and shall credit to the Deferral Account the following amounts:

3.1.1 Deferrals. The Fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.

3.1.2 Interest. Interest is to be accrued on the account balance based on the Federal Funds Rate increased by one percent. The interest rate determined as of the first business day of the Plan Year shall be the same rate used for the entirety of the Plan Year. The Bank may alter the interest crediting rate formula prospectively with respect to any future Plan Year. The interest shall be credited on the first business day of the Plan Year, compounded monthly.

3.2    Statement of Accounts. The Bank shall provide to the Director, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferral Account balance as of the end of such Plan Year.

3.3    Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Plan. The Deferral Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere promise of the Bank to pay such benefits. The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.

3.4    Vesting. Each Director shall be at all times one hundred percent (100%) vested in the Director’s Deferral Account.

Article 4

Payment of Benefits

4.1     Termination of Service Benefit. Upon Termination of Service for any reason, the Bank shall pay to the Director the benefit described in this Section 4.1 in lieu of any other benefit under the Plan.

4.1.1  Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Director’s Termination of Service.

4.1.2  Payment of Benefit. The Bank shall pay the benefit under this Section 4.1 to the Director in accordance with the Director’s Benefit Election Form within thirty (30) days of the Director’s Termination of Service.

4.2   Change of Control Benefit. If designated by the Director on the Director’sBenefit Election Form, upon a Change of Control, the Bank shall pay to the Director the benefit described in this Section 4.2.

4.2.1  Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Change of Control.

4.2.2  Payment of Benefit. The Bank shall pay the benefit under this Section 4.2 to the Director in accordance with the Director’s Benefit Election Form within thirty (30) days of the Change of Control.

4.3    Unforeseeable Emergency Distribution. Upon the Bank’s determination (following petition by the Director) that the Director has suffered an unforeseeable emergency as described below, the Bank shall (i) terminate the then effective deferral election of the Director to the extent permitted under Section 409A, and (ii) distribute to the Director all or a portion of the Deferral Account balance as determined by the Bank, but in no event shall the distribution be greater than the amount determined by the Bank that is necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship); provided, however, that such distribution shall be permitted solely to the extent permitted under Section 409A. For purposes of this Section, “unforeseeable emergency” means a severe financial hardship to the Director resulting from (a) an illness or accident of the Director, the Director’s spouse or a dependent (as defined in Code Section 152(a)) of the director, (b) a loss of the Director’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director, each as determined to exist by the Bank in accordance with Section 409A.

4.4   De Minimis Distribution. Notwithstanding anything to the contrary in this Plan, upon a Director’s Termination of Service, the entire amount of the Director’s Deferral Account will be paid in a lump sum within thirty (30) days of the Director’s Termination of Service if the Deferral Account on the date of the Termination of Service is ten thousand dollars ($10,000) or less.

4.5    Modification of Prior Benefit Elections. If permitted by the Bank, but subject to limitations below, a Director may elect to change the time or form of payment to him or her, by submitting a new Benefit Election Form to the Bank, provided the following conditions are met: (i) such change will not take effect until at least twelve (12) months after the date on which the new election is made and approved by Bank; (ii) if the original election is pursuant to a specified time or fixed schedule, the change cannot be made less than twelve (12) months before the date of the first scheduled original payment, and (iii) in the case of an election related to a payment other than a payment on account of death, disability, or unforeseeable emergency, the first payment with respect to which the change is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.

Article 5
Claims and Review Procedures

5.1           Claims Procedure. The Bank shall notify any person or entity that makes a claim against the Plan (the “Claimant”) in writing within ninety (90) days of Claimant’s written application for benefits, of his or her eligibility or non-eligibility for benefits under the Plan. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim and a description of why it is needed and (4) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to ninety (90) days.

5.2           Review Procedure. If the Claimant is determined by the Bank not to be eligible for benefit, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his of her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the tight to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the 60-day period stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60 day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Bank, but notice of this deferral shall be given to the Claimant.

Article 6

Amendments and Termination

6.1           Termination. Although the Bank anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Bank will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Bank reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of the Directors, by action of its full Board of Directors. The termination of the Plan shall not adversely affect any Director’s or beneficiary’s right to receive the payment of any benefits under the Plan as of the date of termination, including the right of the Director or beneficiary to be paid Plan benefits accrued through the date of termination in accordance with the Plan terms and the Director’s distribution elections in effect at the time of termination.

Should the Bank terminate the Plan, such termination shall be in accordance with Section 409A and applicable banking regulations.

6.2           Amendment. The Bank may, at any time, amend or modify the Plan in whole or in part, by action of its full Board of Directors; provided, however, that no amendment or modification shall be effective to decrease or restrict the rights of a Director or his or her Deferral Account in existence at the time the amendment or modification is made, including the right to be paid Plan benefits accrued through the date of the amendment or modification in accordance with the Plan terms and the Director’s distribution elections in effect at the time of the amendment or modification.

Article 7

Miscellaneous

7.1           Code Section 409A.

(a) Any payments made pursuant to this Plan, to the extent of payments made from the date of Termination of Service through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. § 1 .409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. § 1 .409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. § 1 .409A-1 (b)(9)(iii), to the maximum extent permitted by said provision.

(b) The parties hereto intend that any and all payments under this Plan satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

(c) If when the Director experiences a Termination of Service, the Director is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Plan or other plan or agreement to the contrary, the Director will not be entitled to the payments until the earliest of: (a) the date that is at least six months after the Director’s Termination of Service for reasons other than the Director’s death, (b) the date of the Director’s death, or (c) any earlier date that does not result in additional tax or interest to the Director under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Director in a single lump sum with any remaining payments to commence in accordance with the terms of this Plan or other applicable plan or agreement.

7.2           Binding Effect. This Plan shall bind the Director and the Bank and theirbeneficiaries, survivors, executors, administrators and transferees.

7.3           No Guarantee of Service. This Plan is not a contract for service. It does not give the Director the right to remain in the service of the Employer, nor does it interfere with the Employer’s right to replace the Director. It also does not require the Director to remain in the service of the Employer nor interfere with the Director’s right to terminate service at any time.

7.4           Non-Transferability. Benefits under this Plan cannot be sold, transferred,assigned, pledged, attached or encumbered in any manner.

7.5           Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

7.6           Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by federal law.

7.7           Unfunded Arrangement. The Director and any beneficiary of the Director are general unsecured creditors of the Bank for the payment of benefits under this Plan. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life is a general asset of the Bank to which the Director and the Director’s beneficiary have no preferred or secured claim.

7.8           Reorganization. The Bank shall not merge or consolidate into or with another entity, or reorganize, or sell substantially all of its assets to another entity, firm, or person unless such succeeding or continuing entity, firm, or person agrees to assume and discharge the obligations of the Bank under this Plan. Upon the occurrence of such event, the term “Bank” as used in this Plan shall be deemed to refer to the successor or survivor entity.

7.9           Entire Agreement. This Plan constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Plan other than those specifically set forth herein.

7.10          Administration. The Bank shall have powers which are necessary to administer this Plan, including but not limited to:

(a)	Interpreting the provisions of the Plan;
  (b) Establishing and revising the method of accounting for the Plan;

  (c) Maintaining a record of benefit payments; and

(d)	Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

7.11         Prohibited Acceleration/Distribution Timing. This Section shall take precedence over any other provision of the Plan to the contrary. No provision of this Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan (i) as would require income tax to a Director prior to the date on which the amount is distributable to or on behalf of the Director under Article 4 or (ii) which would result in penalties to the Director under Section 409A. In addition, if the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable Federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on (or as soon as practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty.

7.12         Aggregation of Employers. To the extent required under Section 409A, if the Bank is a member of a controlled group of corporations or a group of trades or business under common control (as described in Code Section 4 14(b) or (c)), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Termination of Service and for any other purposes under the Plan as Section 409A shall require.

7.13         Designation of Beneficiar(ies). Each Director shall have the right to designate a beneficiary or beneficiaries (including contingent beneficiaries) to receive any benefits payable upon the death of a Director. No such designation shall be effective unless completed and submitted in accordance with rules and procedures established by the Bank for this purpose. In the absence of an effective beneficiary designation, the Director’s designated beneficiary shall be assumed to be the Director’s surviving spouse or, if none, the Director’s estate.

7.14         Regulatory Provisions. Any payments contemplated pursuant to this Agreement, are subject to, and conditional upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.